Exhibit 10.37

Purchase and Sale Agreement
And Joint Escrow Instructions

TO:	First American Title Insurance Company	Escrow No. 371 5758
	5 First American Way	Escrow Officer: Jeanne Gould
	Santa Ana, California 92707	Telephone No.: 714/250-5340
Facsimile No.: 714/250-5309

This Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”), dated as of March __, 2011 (the “Effective Date”), is entered into by and between SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company (“Seller”), and CV COMMUNITIES, LLC, a Delaware limited liability company (“Buyer”), and constitutes an agreement for the purchase and sale of real property and joint escrow instructions directed to First American Title Insurance Company (as “Escrow Holder”) to establish an escrow (the “Escrow”) to accommodate the transaction contemplated hereby.

RECITALS:

A.           Seller owns certain unimproved land (commonly known as Tentative Tract No. 29835) located in the City of Menifee (the “City”), County of Riverside (the “County”), California, as more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference (the “Land”).

B.           The term “Appurtenant Rights” shall mean all of Seller’s right, title and interest, if any, in and to any rights and appurtenances pertaining to the Land, development rights, roads, alleys, easements, streets and ways appurtenant to the Land, rights of ingress and egress thereto. The Land, the Appurtenant Rights and any improvements on the Land shall sometimes hereinafter be referred to collectively as the “Property”.

C.           Seller wishes to sell the Property to Buyer, and Buyer wishes to purchase the Property from Seller, all under the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing recitals, and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.           Purchase and Sale. Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller, on and subject to the terms and conditions hereinafter set forth.

2.           Purchase Price. The “Purchase Price” for the Property shall be Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000) all cash at Closing (as hereinafter defined).

3.           Payment of Purchase Price. The Purchase Price shall be paid as follows:

a.           Not later than 5:00 PM (Pacific Time) on the third (3rd) business day following the Effective Date, Buyer shall deposit into the Escrow by confirmed wire transfer of immediately available federal funds, the amount of Fifty Thousand and No/100 Dollars ($50,000) (the “First Deposit”).

b.           Prior to the expiration of the Due Diligence Period (as hereinafter defined), if Buyer wishes to proceed with the Purchase of the Property, Buyer shall deposit into Escrow by confirmed wire transfer of immediately available federal funds, the additional sum of Two Hundred Thousand and No/100 Dollars ($200,000) (the “Second Deposit”). The First Deposit and the Second Deposit shall become non-refundable to Buyer upon Escrow Holder’s receipt of the Second Deposit, except upon a termination of this Agreement as a result of (i) Seller’s material default under this Agreement occurring prior the Close of Escrow, or (ii) the failure of any material condition precedent to Buyer’s obligation to purchase the Property expressly stated herein.

The First Deposit, together with the Second Deposit shall sometimes collectively be referred to herein as the “Deposit”. The Deposit and all interest on that portion of the Deposit while in Escrow during the term of this Agreement, shall be credited in favor of Buyer against the Purchase Price for the Property upon the Close of Escrow, but shall be (i) paid to Seller if Seller is entitled to receive the Deposit in accordance with this Agreement, or (ii) returned to Buyer if Buyer is entitled to a return of the Deposit in accordance with this Agreement.

c.           In addition to the Deposit, within one (1) business day following the Execution Date, Buyer shall also deposit or cause to be deposited with Escrow Holder the additional sum of One Hundred Dollars ($100.00) (the “Independent Consideration”). The Independent Consideration shall be non-refundable to Buyer as independent consideration for the rights and options extended to Buyer under this Agreement, including, without limitation, the right and option to terminate this Agreement as provided herein. The Independent Consideration shall be released to Seller immediately following Buyer’s deposit of the Independent Consideration into Escrow. In all instances under this Agreement in which Buyer elects to terminate or is deemed to have terminated this Agreement and the Deposit is returned to Buyer, Seller shall retain the Independent Consideration when the Deposit is returned to Buyer. The Independent Consideration shall not be applicable towards the Purchase Price or treated as consideration given by Buyer for any purpose other than stated in this Section 2.c.

d.           The balance of the Purchase Price, together with Buyer’s share of costs to be paid and pro-rations to be made pursuant to Section 13 and Section 14 of this Agreement, shall be deposited by Buyer into the Escrow by confirmed wire transfer of immediately available federal funds, no later than 3:00 P.M. (Pacific Time) on the last business day before the Close of Escrow and shall be disbursed to Seller by Escrow Holder upon the Close of Escrow.

4.           Opening and Close of Escrow.

a.           Opening of Escrow. For the purposes of this Agreement, the “Opening of Escrow” shall mean the date that Escrow Holder receives the First Deposit and executed counterpart copies (delivered or by facsimile transmission) of this Agreement signed by Buyer and Seller. Escrow Holder shall notify Buyer and Seller, in writing, of the date of Opening of Escrow. Buyer and Seller agree to execute, deliver and be bound by any reasonable and customary supplemental instructions that may be reasonably requested by Escrow Holder or that may be necessary or convenient to consummate the transaction contemplated hereby; provided, however, that such supplemental instructions shall be consistent with and shall not supersede this Agreement and in all cases this Agreement shall control.

b.           Close of Escrow. For purposes of this Agreement, the “Close of Escrow” with respect to the Property shall mean the date on which a grant deed executed by Seller conveying the title to the Land, substantially in the form attached hereto as Exhibit “B” (the “Grant Deed”), is recorded in the Official Records of the County. The Grant Deed shall provide that the documentary transfer tax shall not be shown of record.  The Close of Escrow shall occur on Tuesday, April 19, 2011 (the “Closing Date”), unless extended by mutual agreement of Buyer and Seller or an earlier date as designated by mutual agreement between Buyer and Seller, provided that the deposits required by Section 11 below have been made by Seller and Buyer, respectively, all conditions precedent to Buyer’s obligations hereunder have either been satisfied or waived in writing by Buyer, and neither Seller nor Buyer is then in default hereunder. On or before three (3) business days before the Closing Date, Escrow Holder shall prepare for approval of the parties a proforma closing statement setting forth the estimated adjustments and prorations as of the scheduled Closing Date.

5.           Buyer’s Contingencies. For the benefit of Buyer, Buyer’s obligation to consummate the transaction contemplated in this Agreement shall be expressly subject to and contingent upon satisfaction of each of the following contingencies (“Contingencies”), all of which shall be deemed satisfied if and when Buyer delivers the Second Deposit to Escrow.

a.           Title Matters.

i.           First American Title Insurance Company (the “Title Company”) is preparing a preliminary title report (the “PTR”) (Order No. 371 5758) with respect to the Property, which has been delivered to Buyer. The Title Company is hereby instructed to make available to Buyer copies of all exceptions referred to in the PTR within three (3) days following Opening of Escrow. On or before March 25, 2011, Buyer shall notify Seller in writing either (1) of any title exceptions which Buyer is unwilling to accept (such exception(s) being herein called, collectively, the “Un-permitted Exceptions”, and such notice being herein called a “Title Objection Notice”), or (2) that Buyer has no objections to title to the Real Property (such notice being herein called a “Title Acceptance Notice”). Buyer’s failure to timely deliver either a Title Objection Notice or a Title Acceptance Notice as required above shall be deemed Buyer’s disapproval of the condition of title to the Property, this Agreement shall terminate and the termination provisions of Section 12 below shall apply. If a Title Objection Notice has been timely delivered, Seller may undertake to eliminate the Un-permitted Exceptions subject to the terms and conditions of this Section. Buyer hereby waives any right Buyer may have to object, as an objection to title or as grounds for Buyer’s refusal to close this transaction, to any Un-permitted Exception which Buyer does not include in a Title Objection Notice, unless (1) such Un-permitted Exception was first raised by the Title Company subsequent to the date of the PTR, or such Un-permitted Exception appears or is disclosed by any matter shown on Buyer’s new or updated ALTA survey (if obtained by Buyer), but did not appear or was not disclosed by any matter shown on the Existing Survey (as hereafter defined), and (2) Buyer shall send a Title Objection Notice to Seller with respect to such Un-permitted Exception within five (5) days after the Title Company shall notify Buyer of such Un-permitted Exception or Buyer shall receive its new survey, as applicable (failure to so notify Seller shall be deemed to be a waiver by Buyer of its right to raise such Un-permitted Exception as an objection to title or as a ground for Buyer’s refusal to close the transaction contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to extend the Closing Date for a period not to exceed thirty (30) days for the purpose of attempting to cure or remove any Un-permitted Exception (such period of time commencing upon Seller’s receipt of a Title Objection Notice from Buyer and continuing through and including the date that is thirty (30) days from the Closing Date being herein called the “Extension Period”), provided that Seller shall notify Buyer, in writing, within ten (10) days after receipt by Seller of the Title Objection Notice, that it will endeavor to eliminate such Un-permitted Exception. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to cause the cure or removal of any Un-permitted Exception, including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Un-permitted Exception not waived by Buyer or to arrange for title insurance insuring against enforcement of such Un-permitted Exception against, or collection of the same out of, the Land, notwithstanding that Seller may have attempted to do so, or may have obtained an extension of the Closing Date for such purpose; provided, however, that notwithstanding anything to the contrary contained herein, Seller shall remove any and all monetary liens and encumbrances affecting the Property (excluding non-delinquent taxes, bonds and assessments) (“Seller’s Monetary Liens”).

ii.           Within three (3) days of Seller’s receipt of a Title Objection Notice, Seller shall notify Buyer in writing (“Seller’s Title Objection Response”)  whether it is unable or unwilling to remove such Un-permitted Exceptions, in which event Buyer shall have the right, as its sole remedy for such inability of Seller, by delivery of written notice to Seller within three (3) days following receipt of notice from Seller of its election not to remove such Un-permitted Exceptions, to either (1) terminate this Agreement by written notice delivered to Seller (in which event the termination provisions of Section 12 below shall apply), or (2) accept title to the Property subject to such Un-permitted Exceptions without an abatement in or credit against the Purchase Price, in which event such Un-permitted Exceptions shall then become Permitted Exceptions. The failure of Buyer to deliver any written notice of election under this Section 5.a.ii within three (3) days following receipt of written notice from Seller of its election not to remove such Un-permitted Exceptions shall conclusively be deemed to be an election under clause (2) of the preceding sentence. Seller agrees to use good faith, commercially reasonable efforts to remove any Un-permitted Exception which Seller indicates in Seller’s Title Objection Response it is willing to remove, but Seller’s failure to cause such item(s) to be removed (other than Seller’s Monetary Liens) shall not be a default of Seller but shall be only a failure of a condition precedent to Buyer’s obligation to purchase the Property.

iii.           If, as of the Close of Escrow, in addition to Seller’s Monetary Liens, there are any monetary liens or encumbrances that Seller has agreed to discharge under this Agreement, Seller shall cause the discharge of the same, either by way of payment or by alternative manner reasonably satisfactory to Seller and the Title Company, and the same shall not be deemed to be Un-permitted Exceptions.

iv.           The Property shall be sold and conveyed subject to the following exceptions to title (collectively, the “Permitted Exceptions”):

 1.           any state of facts that an accurate survey may show (unless Buyer obtains a survey, in which event any survey exceptions arising in connection therewith shall be Permitted Exceptions unless Buyer has delivered a Title Objection Notice to Seller with respect thereto within the applicable time period specified in this Agreement and prior to the expiration of the Due Diligence Period);

 2.           those matters specifically set forth in Schedule B to the PTR that are accepted by Buyer as provided in this Agreement, and all matters of record affecting the land that are accepted by Buyer as provided in this Agreement, other than Seller’s Monetary Liens;

 3.           all laws, ordinances, rules and regulations of the United States, the State of California, the County, the City, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated; and

 4.           any Un-permitted Exception which Seller is unwilling or unable to remedy as provided in this Agreement and this Agreement is not terminated by Buyer as a result thereof as provided above.

v.           In the event Buyer requests any endorsements to the Title Policy (other than a contiguity endorsement and mechanic’s lien endorsement where applicable) (“Buyer Requested Title Endorsements”), the issuance of any such Buyer Requested Title Endorsements shall not be or be deemed to be a condition to closing the transaction contemplated hereunder and in no event shall Seller be obligated to provide any indemnity or other document or undertake any obligation in order to cause the Title Company to issue the same. To the extent Buyer requires a mechanic’s lien endorsement from the Title Company, Seller will pay for such endorsement. Seller shall also provide any necessary affidavit to the Title Company demonstrating that it is the sole party in possession of the Property.

vi.           Buyer may order, at Buyer’s cost and expense, a new survey of the Property or, at Buyer’s option, an update of any existing survey of the Property (the “Existing Survey”), in either case prepared by a surveyor registered in the State of California, certified by said surveyor as having been prepared in accordance with the current minimum detail requirements of a rural ALTA land survey. In order for Buyer to preserve Buyer’s right to object to survey exceptions as Un-Permitted Exceptions, Buyer must send to Seller a Title Objection Letter with respect to survey matters prior the expiration of the Due Diligence Period. Buyer shall cause to be delivered to Seller a copy of any new survey or update to the Existing Survey at the same time Buyer receives the same.

b.           Due Diligence Reviews. Commencing prior to the Effective Date and ending on or before 5:00 PM (Pacific Time) on April 8, 2011 (the “Due Diligence Period”), Buyer has had, and shall have, the opportunity to review and investigate the Property, in Buyer’s sole discretion, which review and investigation may include, without limitation, the following matters:

i.             The adequacy and condition of improvements to the Property and the adequacy of all utilities to the Property, including, but not limited to, power, water, gas, telephone, cable and sanitary sewer.

ii.            The condition of the soils and the geologic, environmental and engineering conditions of the Property, based on any and all soils, engineering, environmental or geologic tests, reports and studies which Buyer desires to perform, which reports, tests and studies shall be performed at Buyer’s sole cost and expense in compliance with the provisions of Section 18 below; provided, however, that Buyer shall not conduct any invasive testing on the Property without Seller’s prior approval, which approval Seller shall not unreasonably withhold or delay.

iii.           Any documents, instruments and agreements in Seller’s possession or control specifically requested by Buyer and relating to the currently intended use or development of the Property but excluding proprietary or confidential materials, or matters subject to attorney client privilege or constituting attorney work product (the “Property Information Materials”), including without limitation, and to the extent Seller has such Property Information Materials, any architectural plans, geo-technical reports, engineering reports, civil engineering drawings (in electronic PDF or CADD form), surveys (including any existing ALTA surveys in Seller’s possession), permits, correspondence with governmental agencies, a phase I environmental audit, traffic studies and drainage studies, which items have been delivered by Seller to Buyer, or made available to Buyer by Seller, prior to the Effective Date. Such Property Information Materials have been provided or made available to Buyer as an accommodation only, and Seller makes no representation as to the accuracy or completeness of any of such reports, surveys, investigations, audits or studies (except as otherwise may be expressly stated in Section 7 below). Notwithstanding the foregoing, Seller will continue to make available to Buyer for inspection during the Due Diligence Period, any and all Property Information Materials during the term of this Agreement.

If, prior to the expiration of the Due Diligence Period, Buyer deposits into Escrow the Second Deposit, then Buyer shall be deemed to have unconditionally approved the condition of the Property as provided in this Agreement; otherwise, Buyer shall be deemed to have disapproved the condition of the Property, in which event the termination provisions of Section 12 of this Agreement shall apply.

6.           “AS-IS” Sale; Release; Indemnity.

a.           Buyer acknowledges and agrees that Buyer is experienced in the purchase and development of land similar to the Property and that Buyer has inspected the Property, or will, during the Due Diligence Period, inspect the Property, to its satisfaction, and is qualified to make such inspections. Except as expressly provided herein, Buyer acknowledges that it is fully relying on Buyer’s (or Buyer’s representatives’ or consultants’) inspections of the Property and not upon any statements (oral or written) which may have been made or may be made (or purportedly made) by Seller or any of its representatives or consultants, including, without limitation, the Recitals set forth above in this Agreement. Buyer acknowledges that Buyer, or Buyer’s representatives and/or consultants, will have the opportunity to thoroughly inspect and examine the Property to the extent deemed necessary by Buyer in order to enable Buyer to evaluate the condition of the Property and all other aspects of the Property (including, but not limited to, the environmental condition of the Property), and except to the extent of Seller’s representations expressly set forth in Section 7 below, Buyer acknowledges that Buyer will rely solely upon its own (or its representatives’ or consultants’) inspections, examinations and evaluations of the Property, as a material part of the consideration to Seller to enter into this Agreement and to sell the Property to Buyer. Subject to the foregoing, Buyer hereby agrees to accept the Property (including without limitation all improvements to the Property) at the Close of Escrow in its “AS IS, WHERE IS” condition and with all faults, patent and latent, and without representations and warranties of any kind, express or implied, or arising by operation of law, except as expressly set forth in Section 7 below. Without limiting the generality of the foregoing, with the exception of those representations and warranties made by Seller in Section 7 below, Seller and each of Seller’s members, shareholders, agents, affiliated companies, contractors, subcontractors of every tier, material suppliers to the Property, consultants and attorneys, and the officers, directors, employees of all of the foregoing (collectively, “Seller’s Related Parties”) have made no representations, guaranties or warranties, and specifically disclaim, and Buyer accepts that Seller and Seller’s Related Parties have disclaimed, any and all representations, guaranties or warranties, express or implied, or arising by operation of law, of or relating to the Property, including, without limitation, of or relating to (i) the use, income potential, characteristics or condition of the Property or any portion thereof, including, without limitation, warranties of suitability, habitability, merchantability, and design or fitness for any specific or a particular purpose, (ii) the existence, non-existence and/or adequacy of all on-site and offsite rights of way, licenses, easements and permits, (iii) the nature, manner, construction, condition, state of repair or lack of repair of any improvements on the Property, whether or not obvious, visible or apparent, (iv) the existence, amount and nature of any and all federal, state, regional, County, City and local fees to be imposed upon the Property or upon Buyer as a condition to the recording of a final tract map or obtaining building permits for the construction of residential homes or other improvements within the Property, including, without limitation, any Multi-Species Habitat Conservation Program fees and Transportation Uniform Mitigation fees imposed by the County or the City, and transportation impact mitigation fees, park maintenance fees and fees for police, fire and other County or City services imposed by the County or City, (v) the environmental condition of the Land and the presence or absence of or contamination by a Hazardous Substance (defined below), or the compliance of the Property with regulations or laws pertaining to health or the environment, (vi) the soil conditions, drainage, flooding characteristics, utilities or other conditions existing in, on or under the Property, (vii) title to the Land, and matters of record affecting said title; and (viii) the compliance of the Property with, and the limitations and obligations imposed pursuant to, applicable laws and regulations affecting the Property (including zoning and building codes and the status of development or use rights respecting the Property). Buyer hereby expressly assumes all risks, liabilities, claims, damages and costs (and agrees that Seller and the Seller’s Related Parties shall not be liable for any special, direct, indirect, consequential, or other damages) resulting or arising from or related to the ownership, use, condition, development, maintenance, repair or operation of the Property, subject to Seller’s liability under Seller’s express representations and warranties contained in Section 7 below. Without in any way limiting the foregoing, and except only to the extent any Claims (defined below) arise from Seller’s express representations and warranties contained in Section 7 below, Buyer releases Seller and Seller’s Related Parties from any and all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements), whether known or unknown, liquidated or contingent which Buyer or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder, trustee, assignee or other person or entity acting on Buyer’s behalf or otherwise related to or affiliated with Buyer may have arising from or related to any matter or thing related to or in connection with the Property, including, without limitation, the documents and information referred to in this Agreement, any construction defects, errors or omissions in the design or construction of all or any portion of the Property, any physical, environmental or other conditions relating to or affecting the Property, and the active and passive negligence of Seller or any Seller’s Related Parties in connection with the foregoing (collectively, “Claims”). Buyer shall not look to Seller, or any of Seller’s Related Parties, in connection with the foregoing for any redress or relief. The foregoing releases shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. This Section specifically includes any Claims under any Environmental Laws. For purposes hereof, the term “Environmental Laws” includes, but is not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act of 1973 (16 U.S.C. §§ 1531 et seq.) and the National Historic Preservation Act (16 U.S.C. §§ 470 et seq.), as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any federal and/or state regulations, orders, rules, procedures, guidelines and the like promulgated in connection with any of the foregoing, regardless of whether the same are in existence on the Effective Date. The term “Hazardous Substance” as used in this Agreement shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including, but not limited to, those substances, materials or wastes regulated now or in the future under any Environmental Laws and any and all of those substances included within the definitions of “hazardous substances”, “hazardous materials”, “hazardous waste”, “hazardous chemical substance or mixture”, “imminently hazardous chemical substance or mixture”, “toxic substances”, “hazardous air pollutant”, “toxic pollutant” or “solid waste” in the Environmental Laws. Hazardous Substances shall also mean any and all other similar terms defined in other federal, state and local laws, statutes, regulations, orders or rules and materials and wastes which are, or in the future become, regulated under applicable local, state or federal law for the protection of health or the environment or which are classified as hazardous or toxic substances, materials or waste, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, and (vii) radioactive materials and waste. The provisions of this Section shall be deemed effective on the Effective Date and also upon the Close of Escrow, and shall survive the Close of Escrow.

b.           Buyer acknowledges that certain of the Property Information Materials have been prepared by parties other than Seller. Buyer accepts the fact that Seller is making no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of the Property Information Materials, except as may otherwise be provided in Section 7 below. Buyer specifically releases Seller and the Seller’s Related Parties from all claims, whether known or unknown, which are or may be asserted against or incurred by Buyer by reason of the information contained in, or that should have been contained in, the Property Information Materials or in the Recitals to this Agreement.

Waiver of Civil Code Section 1542

To evidence the intent of the parties as to the foregoing releases by Buyer of Seller, Buyer hereby represents, warrants, and acknowledges to Seller and Seller’s Related Parties that it understands the foregoing releases. In furtherance of this intention, Buyer expressly waives the provisions of Section 1542 of the Civil Code of the State of California relating to the matters specifically released above, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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Buyer’s Initials

7.           Seller’s Representations, Warranties and Covenants.  Seller hereby represents and warrants to Buyer, which representations and warranties shall be true and correct as of the Effective Date and as of the date of the Close of Escrow, and, subject to Section 31 hereof, shall survive the Close of Escrow, as follows:

a.           Seller is a limited liability company duly organized, validly existing and in good standing under Delaware law and is qualified to conduct business in the State of California. Seller has the legal power, right and authority to enter into this Agreement and the instruments to be executed by Seller pursuant to this Agreement and to consummate the transactions contemplated hereby.

b.           All requisite action has been taken by Seller in connection with Seller’s execution of this Agreement, the instruments to be executed by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereby.

c.           The individuals executing this Agreement and the instruments to be executed by Seller pursuant to this Agreement on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions of this Agreement and such instruments.

d.           Neither the execution and delivery of this Agreement and the documents referenced herein, nor the undertaking of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement or the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Seller is a party.

e.           To Seller’s knowledge, except as otherwise disclosed to Buyer in writing, the Property Information Materials do not contain any material inaccuracy or any material omission which would render such Property Information Materials materially misleading.

f.           Hazardous Materials.  To the Seller’s knowledge, there are no: (1) Hazardous Materials (as defined below) now located, or that previously were located, on, in, under, or within any portion of the Property, (2) enforcement, clean-up, removal or other governmental or regulatory actions threatened, instituted or completed relating to any Hazardous Materials on, in, under, within or in the vicinity of the Property, (3) claims made or threatened by any governmental agency or official or any other third party against Seller or the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials on, in, under, or within any portion of the Property, (4) underground storage tanks now or formerly located on the Property, and (5) Hazardous Materials located on, in, under, or within any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be classified as “border-zone property” under the provisions of California Health & Safety Code Sections 25220 et seq., as amended, and implementing regulations.  For purposes of this Agreement, the term “Hazardous Materials” shall mean hazardous wastes, hazardous materials, hazardous substances or any other formulation intended to define, list or classify substances by reason of deleterious properties as such terms are defined in any applicable federal, state or local laws or ordinances, including without limitation any material defined as a “hazardous material” in Section 25501 of the California Health and Safety Code, asbestos, and petroleum hydrocarbons and by-products.

g.           No Litigation.  To the Seller’s knowledge, there are no legal actions, suits, or other legal or administrative proceedings, including, without limitation condemnation proceedings, pending or, to Seller’s knowledge, that affect or could affect, the ability of Seller to perform its obligations under this Agreement.

h.           Contracts and Leases.  To Seller’s knowledge, there are no contracts, leases, licenses, instruments or other rights affecting the Property which will survive or otherwise be enforceable against Buyer following the Closing Date.

i.           Conformance with Law.  Seller has not received any notice of violation from any governmental authorities having the responsibility for monitoring compliance with federal, state or local zoning, building, fire, environmental, health and safety laws and regulations affecting the Property, and Seller has no actual knowledge of any violations of any such laws and regulations.

For purposes of this Section 7, “Seller’s knowledge” shall refer to the actual, personal knowledge of Tim McSunas and Brian Rupp, without any duty of inquiry or investigation. In the event a representation or warranty of Seller as stated above is true as of the Effective Date, but due to the occurrence of a change in circumstances of which Seller actually becomes aware between the Effective Date and the Close of Escrow, cannot be stated truthfully by Seller in all material respects upon the Close of Escrow, Seller shall not be in breach of this Agreement by reason thereof, provided Seller promptly after learning of the same and prior to the Close of Escrow, notifies Buyer in writing of such change in circumstances. In such event, Buyer shall have the right, by written notice to Seller and Escrow Holder within five (5) business days of learning of such changed circumstance, to either (x) waive such changed circumstances (which shall be deemed given if Buyer authorizes Escrow Holder to close Escrow) and proceed to close Escrow with Seller’s relevant representation or warranty deemed qualified to apply except for the changed circumstances, or (y) deem such change in circumstances a failure of a condition precedent to Buyer’s obligation to purchase the Property and terminate this Agreement, in which event the termination provisions of Section 12 below shall apply.

8.           Buyer’s Representations, Warranties and Covenants. Buyer hereby represents and warrants to Seller, which representations and warranties shall be true and correct as of the Effective Date and as of the date of the Close of Escrow, and, subject to Section 31 hereof, shall survive the Close of Escrow, as follows:

a.           Buyer is a corporation duly organized, validly existing and in good standing under Florida law and is qualified to conduct business in the State of California. Buyer has the legal power, right and authority to enter into this Agreement and the instruments to be executed by Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby.

b.           All requisite action has been taken by Buyer in connection with Buyer’s execution of this Agreement, and as of April 8, 2011, the instruments to be executed by Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby.

c.           The individuals executing this Agreement and the instruments to be executed by Buyer pursuant to this Agreement on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions of this Agreement and such instruments.

d.           Neither the execution and delivery of this Agreement and the documents referenced herein, nor the undertaking of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement or the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party.

9.           Title Insurance. It shall be a condition to the Close of Escrow for Buyer’s benefit that the Title Company shall have unconditionally committed to issue to Buyer an ALTA standard coverage owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price, showing fee simple title to the Land to be vested in Buyer free and clear of all liens and encumbrances other than the Permitted Exceptions. Buyer, at Buyer’s sole option so long as the Close of Escrow is not thereby delayed and not as a condition to the Close of Escrow, may elect to obtain an ALTA extended coverage Title Policy. In such event, Seller shall pay for the standard coverage portion of the premium for the Title Policy and the cost of any curative endorsements Seller has agreed to provide, and Buyer shall pay the portion of the cost of the Title Policy attributable to extended coverage, including the cost of any Buyer Requested Title Endorsements.

10.           Conditions to Close of Escrow.

a.           Buyer’s obligation to purchase the Property and close Escrow is subject to and conditioned upon the satisfaction of the following conditions on or before the Close of Escrow:

i.            The Title Company shall be committed to issue the Title Policy to Buyer in accordance with the requirements of Section 9 above;

ii.           The physical condition of the Property shall not have changed in any material, adverse manner between the end of the Due Diligence Period and the Close of Escrow;

iii.           The representations and warranties of Seller under Section 7 above shall be true and correct on the Closing Date, and Seller shall not be in material breach of any such representation or warranty given by Seller;

iv.           Seller shall not otherwise be in default in the performance of any of its material obligations under this Agreement.

b.           Seller’s obligation to sell the Property and close the Escrow is subject to and conditioned upon the satisfaction of the following conditions on or before the Close of Escrow:

i.            The representations and warranties of Buyer under Section 8 above shall be true and correct on the Closing Date, and Buyer shall not be in material breach of any such representation or warranty given by Buyer;

ii.            Buyer shall have deposited into the Escrow all funds required to pay the Purchase Price and Buyer’s share of pro-rations and closing costs;

iii.           the Title Company shall be committed to issue the Title Policy to Buyer in accordance with the requirements of Section 9 above; and

iv.           Buyer shall not be in default of any other obligation of Buyer under this Agreement.

11.           Deliveries to Escrow Holder.

a.           Seller shall execute and deliver or cause to be delivered to Escrow Holder by 5:00 P.M. on the last business day before the outside date for the Close of Escrow the following instruments, and documents:

i.             The Grant Deed, in recordable form, duly executed and acknowledged by Seller;

ii.            a Certification of Non-Foreign Status (the “Certification”), substantially in the form attached hereto as Exhibit “C”, and a California Form 593-C;

iii.           a General Assignment (the “Assignment”) substantially in the form attached hereto as Exhibit “D”; and

iv.          any other instruments and documents which Seller is obligated to execute and deliver into the Escrow under this Agreement.

b.           Buyer shall execute (and have notarized where appropriate) and deliver or cause to be delivered to Escrow Holder by 5:00 P.M. on the last business day before the outside date for the Close of Escrow the following:

i.           all sums that Buyer is required to deliver to Escrow Holder pursuant to Section 3.d to close the Escrow; and

ii.           any other instruments and documents which Buyer is obligated to execute and deliver into the Escrow under this Agreement.

12.           Termination. Whenever (i) a party has the right to terminate this Agreement pursuant to an express provision of this Agreement, and notifies the other party of its election to terminate the Agreement, or (ii) this Agreement automatically terminates pursuant to an express provision of this Agreement, then:

a.           This Agreement, the Escrow and the rights and obligations of Buyer and Seller under this Agreement shall terminate except as otherwise expressly provided in this Agreement;

b.           If neither Buyer nor Seller are in breach of this Agreement, each party shall be responsible to pay one-half of any cancellation charges payable to Escrow Holder and the Title Company; otherwise the breaching party shall be responsible for all such cancellation charges;

c.           Escrow Holder shall promptly return to Seller and Buyer all documents deposited by them into the Escrow, respectively;

d.           Buyer and/or Buyer’s Representatives (as hereinafter defined) shall promptly deliver to Seller all originals and copies of such information and all third party reports and studies obtained by Buyer and/or Buyer’s Representatives (without warranty as to accuracy or completeness and subject to the rights of third party consultants preparing such reports), except to that portion of such information already in the public domain (e.g., title reports, matters of public record, filings with public agencies);

e.           If Buyer is entitled to the return of the First Deposit (and if made, the Second Deposit) (i.e., Buyer terminates this transaction due to a breach by Seller of this Agreement or due to the failure of a condition precedent to Buyer’s obligation to purchase the Property as specified in Section 10.a above), then provided the terms of Section 12.d. above have been satisfied, as evidenced by written notice from Seller to Escrow Holder, Escrow Holder shall release the Deposit to Buyer; provided, if Escrow; and

f.           If Buyer is not entitled to the return of the First Deposit (and if made, the Second Deposit), then, if holding the First and/or Second Deposit, Escrow Holder shall release the First Deposit (and if made, the Second Deposit) to Seller.

13.           Costs and Expenses. The premium for the Title Policy shall be paid in accordance with the provisions of Section 9 above. The escrow fees of Escrow Holder shall be shared equally by Seller and Buyer. Seller shall pay all documentary transfer taxes payable with the recordation of the Grant Deed. Buyer and Seller shall pay, respectively, Escrow Holder’s customary charges to buyers and sellers for document drafting, recording and miscellaneous charges. Buyer and Seller shall each pay their own legal and professional fees and fees of other consultants incurred in connection with this transaction. All other costs and expenses shall be allocated equally between Buyer and Seller, except the costs of performing the obligations of each party to this Agreement, which costs shall be borne solely by the party incurring such costs. The provisions of this Section 13 shall survive the Close of Escrow or a termination of this Agreement.

14.           Pro-rations and Credits.

a.           Real property taxes and assessments with respect to the Land based upon the latest available tax information shall be pro-rated such that Seller shall be responsible for all such taxes and assessments levied against the portion of Land owned by such entity to and including the day prior to the Close of Escrow and Buyer shall be responsible for all such taxes and assessments levied against the Land from and after the date of the Close of Escrow. If the Land is not as of the Close of Escrow assessed as separate legal parcels, the parties shall in good faith fairly allocate a pro-rata share of the property taxes of the larger tax parcel of which the Land is a part based on previous tax bills. Seller shall be responsible for any supplemental or escaped assessments attributable to Seller’s ownership of the Property before the Close of Escrow, but assessed after Close of Escrow.

b.           As soon as reasonably practicable after the Close of Escrow, (i) if any errors or omissions are made regarding adjustments and pro-rations as set forth above, the parties shall make the appropriate corrections promptly upon the discovery thereof, and (ii) if any estimates are made at the Close of Escrow regarding adjustments or pro-rations, the parties shall make the appropriate corrections promptly when accurate information becomes available. Any refunds from the County tax collector attributable to reduced real property assessments commencing as of the Close of Escrow shall be the property of Buyer. The provisions of this Section 14.b shall survive the Close of Escrow.

15.           Disbursements and Other Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated:

a.           Escrow Holder shall first cause the Grant Deed to be recorded in the Official Records of the County, together with any other documents that the parties hereto may mutually direct.

b.           Escrow Holder shall hold and/or disburse all funds deposited with Escrow Holder by Buyer as follows:

i.             Deduct (and disburse) all items chargeable to the account of Buyer pursuant hereto;

ii.            Deduct (and disburse or credit to Buyer where appropriate) all items chargeable to the account of Seller pursuant hereto (including, without limitation, any credits and/or reimbursements to which Buyer is entitled where expressly provided in this Agreement); and

iii.           Refund to Buyer any excess funds deposited by Buyer.

c.           Escrow Holder shall direct the Title Company to issue the Title Policy to Buyer.

d.           Escrow Holder shall deliver to Buyer and Seller, originals of the executed counterparts of the documents and instruments deposited by the parties pursuant to Section 11 hereof that are not recorded, and copies of all recorded documents; to Buyer only, the original of the Certification.

e.           Escrow Holder shall deliver to Buyer and Seller duplicate originals or copies (as the case may be) of all documents delivered by Escrow Holder to Buyer at Closing.

f.           Escrow Holder shall provide Buyer and Seller with a closing statement covering the sale of the Property to Buyer.

16.           Default.

a.           By Buyer.  IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO THE DEFAULT OF BUYER, THEN SELLER’S RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY, FOR SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY BUYER TO SELLER UNDER THIS AGREEMENT. SELLER AND BUYER HAVE DISCUSSED THE POSSIBLE CONSEQUENCES TO SELLER IN THE EVENT THAT THE ESCROW FAILS TO CLOSE AS A RESULT OF BUYER’S DEFAULT. SELLER AND BUYER HAVE DETERMINED AND HEREBY AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO SELLER OCCURRING IN THE EVENT OF BUYER’S DEFAULT UNDER THIS AGREEMENT. THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF BUYER’S NON-PERFORMANCE OF ANY OBLIGATION HEREUNDER, HEREBY AGREE THAT A REASONABLE ESTIMATE OF SUCH DAMAGES IS AN AMOUNT EQUAL TO THE DEPOSIT, AND IN THE EVENT THIS TRANSACTION FAILS TO CLOSE DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AS FULLY AGREED LIQUIDATED DAMAGES. SELLER WAIVES ANY AND ALL RIGHT TO SEEK OTHER RIGHTS OR REMEDIES AGAINST BUYER, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE. IN THE EVENT THAT BUYER DISPUTES THE RELEASE FO THE DEPOSIT FROM ESCROW, THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 25 HEREIN BELOW IN ADDITION TO THE DEPOSIT. THE PAYMENT AND RETENTION OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON ANY SUCH BREACH OR DEFAULT BY BUYER HEREUNDER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO RETAIN SUCH LIQUIDATED DAMAGES, AND EXCEPT AS EXPRESSLY PROVIDED ABOVE. THE PARTIES AGREE THAT, UNDER THE CIRCUMSTANCES OF THIS TRANSACTION AND THE MARKETPLACE AT THE TIME HEREOF, THIS LIQUIDATED DAMAGES PROVISION IS REASONABLE AND IN ACCORDANCE WITH CALIFORNIA CIVIL CODE SECTION 1671.

WAS	MB AB
SELLER’S INITIALS	BUYER’S INITIALS

b.           By Seller.

i.           For any Seller default occurring prior to the Close of Escrow, Buyer may elect either to:  (1) bring and maintain an action for specific performance, in which case Buyer shall file and serve such action on Seller within sixty (60) days after the Seller Default, or (2) terminate this Agreement and Escrow, receive a refund of the Deposit; and Buyer waives its right to seek any other damages of any type or any other remedy against Seller or any other Indemnitee in connection with such Seller Default.

ii.           For Seller’s breach of one or more of its representation and warranties made in Section 7 as of the Close of Escrow, Buyer’s sole remedy shall be to file an action against Seller for damages within sixty (60) days after discovering such breach which damages shall not exceed, in the aggregate, a maximum of Two Hundred Fifty Thousand Dollars ($250,000), and Buyer waives its right to seek any other remedy against Seller in connection with such a breach.

iii.           For any Seller default not described in Subsection (ii) above and occurring after the Close of Escrow, Seller’s sole remedy shall be to bring and maintain an action for specific performance, in which case Buyer shall file and serve such action on Seller within sixty (60) days after the Seller Default, and Buyer waives its right to seek damages of any type or any other remedy against Seller or any Seller’s Related Parties in connection with such Seller default.  However, if the JAMS referee determines that specific performance is not available as a remedy for the Seller Default described in this paragraph, the remedy limitations of this paragraph shall not apply.

c.           No Limitation.  In no event shall this Section 16 limit either party’s rights against the other in connection with any of the following:  (i) Section 19 (Brokers), or (ii) Section 25 (Professional Fees).

17.           Entry-Related Insurance Requirements. The following shall constitute the “Required Insurance Coverage” of a party under the stated circumstance:

a.           Prior to entry on the Property during the term of this Agreement by Buyer or its employees, contractors or agents, Buyer shall maintain, with insurance companies acceptable to Seller, the following insurance: Worker's Compensation Insurance to the extent required by law and Comprehensive General Liability or Commercial General Liability insurance, with limits of not less than One Million Dollars ($1,000,000.00) combined single limit and not less than Two Million Dollars ($2,000,000.00) on a general aggregate basis, for bodily injury, death and property damage. Each policy of insurance shall name as additional insureds Seller and any other affiliate or subsidiary to which this Agreement may be assigned by Seller upon notice to Buyer of same. Further, each policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain a severability of interest clause or cross-liability endorsement. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to any entry onto the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required in this Paragraph shall be delivered to Seller not less than thirty (30) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this Paragraph may be made a part of a blanket policy of insurance with a "per project, per location endorsement" so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement

18.           Right of Entry.

a.           Buyer and Buyer’s agents, representatives, consultants, contractors and subcontractors (collectively, “Buyer’s Representatives”) shall have the right to enter upon the Land at all reasonable times during the term of this Agreement, in order to conduct such further investigations, tests and studies as Buyer shall reasonably deem necessary (the “Investigations”), so long as such activities do not unreasonably damage the Land. Prior to entry onto the Land, Buyer shall deliver to Seller a certificate or certificates evidencing that the Required Insurance Coverage specified in Section 17 above has been obtained and is in effect. Buyer shall keep the Land free and clear of any mechanic’s liens or materialmen’s liens arising out of any such activities (and at Buyer’s sole expense, Buyer shall immediately discharge of record or bond around any such liens or encumbrances that are so filed or recorded, including, without limitation, liens for services, labor or materials furnished in connection with the activities of Buyer or Buyer’s Representatives on the Property). Further, Buyer hereby indemnifies and holds Seller harmless from and against any and all claims, demands, causes of action, losses, costs, liabilities and/or expenses (including, without limitation, attorneys’ fees and disbursements) to the extent caused by Buyer or Buyer’s Representatives in connection with any Investigations or other activities of Buyer or Buyer’s Representatives taken with respect to the Land and/or any liens or encumbrances filed or recorded against the Property as a result thereof; provided, however, that notwithstanding the foregoing, in no event shall Buyer be responsible for any environmental conditions existing on the Land and discovered by (but not caused or exacerbated by an act or knowing omission of) Buyer during the course of Buyer’s investigation of the Land, or any acts of Seller or Seller’s Related Parties. The foregoing obligation shall survive the Close of Escrow or termination of this Agreement.

b.           During the term of this Agreement, Buyer shall:

i.             conduct any further Investigations of the Property deemed desirable by Buyer (but the subject transaction shall not be contingent upon the results of such Investigations);

ii.            provided that Seller has given approval for invasive testing, promptly repair any damage to the Land resulting from Buyer’s Investigations and replace, refill and re-grade any holes made by Buyer in, or Buyer’s excavations of, any portion of the Property used for such Investigations so that the Land shall be in substantially the same condition that it existed in prior to such Investigations;

iii.           fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;

iv.          give Seller reasonable advance notice so that Seller can arrange to have a representative present during all Investigations undertaken hereunder;

v.            take all actions and implement all protections reasonably necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Land in connection with the Investigations pose no threat to the safety or health of persons or the environment and cause no damage to the Land or other property of Seller or other persons; and

vi.           furnish to Seller, at no cost or expense to Seller (but without warranty as to accuracy, completeness or fitness for a particular purpose) and subject to any disclaimers or limitations on reliance imposed by third party consultants), copies of all surveys, soil test results, engineering, asbestos, environmental and other third party studies and reports relating to the Investigations which Buyer shall obtain with respect to the Land (Buyer shall be relieved of this obligation if the Agreement terminates due to a breach by Seller of a material obligation under this Agreement).

The foregoing obligations shall survive the Close of Escrow or a termination of this Agreement.

c.           Without limiting the foregoing, in no event shall Buyer, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, make any invasive physical testing (environmental, geo-technical or otherwise) on the Land.

19.           Brokers. Buyer and Seller each warrant and covenant to the other that other than Land Advisors Organization (Jeffrey Spindler), whose commission shall be paid by Seller pursuant to a separate agreement between Seller and Land Advisors, no fees or commissions are due or owing to any finders or brokers as a result of this transaction. In the event of any claim for brokers’ for finders’ fees or commissions in connection with the negotiations, execution or consummation of this Agreement or the purchase and sale of the Property, then Buyer shall indemnify, save harmless and defend Seller from and against any such claim based upon any alleged statement, representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer from and against any such claim based upon any alleged statement, representation or agreement by Seller. The provisions of this Section shall survive the Close of Escrow.

20.           Assignment. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, which consent, except as provided below, may be withheld by Seller in its sole and absolute discretion, and which may be conditioned upon such terms and conditions as Seller may require, in its sole and absolute discretion. Notwithstanding the foregoing, Buyer shall have the right to assign its interest under this Agreement to any corporation, partnership or limited liability company over which Buyer or its principals has or have managerial control and in which Buyer and/or its principals has or have a material economic interest, provided that in either instance the assignee unqualifiedly and fully assumes all the obligations of Buyer (including all post-closing obligations of Buyer as set forth in this Agreement) for the express benefit of Seller pursuant to a fully executed assignment and assumption agreement delivered to Seller not later than five (5) business days prior the Close of Escrow. Notwithstanding and without limiting the foregoing, no assignment of this Agreement shall release the original Buyer hereunder and no consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

21.           Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, delivered or sent by telecopy or reputable overnight courier (such as Federal Express) and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice, (ii) if mailed, three (3) business days after the date of posting by the United States post office, (iii) if given by fax or telecopy, when sent, or (iv) if sent by reputable overnight courier (such as Federal Express), one (1) business day after deposit with the overnight delivery service. Any notice, request, demand, direction or other communication sent by cable or telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. The addresses of Buyer, Seller and Escrow Holder are as follows:

To Seller:	SPT-Lake Elsinore Holding Co., LLC
c/o Shopoff Advisors, L.P.
8951 Research Drive
Irvine, California 92618
Attention: Mr. Tim McSunas
	Telephone:	(949) 417-9945
	Facsimile:	(949) 417-1399
	Email:	tmcsunas@shopoff.com

With a copy to:	Gromet & Associates
114 Pacifica, Suite 250
Irvine, California 92618
	Attention:	Stevan J. Gromet, Esq.
	Telephone:	(949) 261-1110
	Facsimile:	(949) 261-1818
	Email:	sjgromet@grometlaw.com

To Buyer:	CV Communities, LLC
2850 Redhill Avenue, Suite 200
Santa Ana, California 92705
Attention: Mr. August Belmont, President

	Telephone:	(949) 251-8050
	Facsimile:	(949) 878-1730
	Email:	august@cityventures.com

With a copy to:	Kenneth M. Kaplan, Esq.
361 Forest Avenue, Suite 204
Laguna Beach, California 92651
	Attention:	Kenneth Kaplan
	Telephone:	(949) 715-0770
	Facsimile:	(949) 715-0772
	Email:	kaplankm@gmail.com

To Escrow Holder:	to the address given at the top of page 1 hereof

22.           Required Actions of Buyer and Seller. Buyer and Seller shall execute all instruments and documents and take all other actions that may be reasonably required in order to consummate the purchase and sale herein contemplated, and shall use commercially reasonable efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

23.           Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

24.           Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

25.           Professional Fees. Subject to the provisions of Section 16 hereof, in the event of the bringing of any action or suit by either party against the other by reason of any breach of any of the covenants, representations or warranties of the other party under this Agreement, the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including, without limitation, actual attorneys’ fees, accounting and engineering fees, and other professional fees resulting therefrom.

26.           Entire Agreement; Amendment. This Agreement (including all recitals, exhibits and schedules attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto including without limitation that certain Letter of Intent, dated February 25, 2011. This Agreement may not be modified, changed, or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

27.           Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the next succeeding business day. As used herein, the term “business day” shall mean any day, other than a Saturday or Sunday, on which commercial banks in the State of California are not required or authorized to be closed for business.

28.           Construction of Agreement. Headings at the beginning of each section and subsection of this Agreement are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice verse. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections and subsections are to sections and subsections in this Agreement. All recitals, exhibits and schedules referred to in this Agreement are attached and incorporated by this reference.

29.           Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, and any third parties expressly mentioned herein, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. Except to the extent expressly provided for herein, this Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

30.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

31.           Survival of Obligations. All of Buyer’s and Seller’s representations and warranties in this Agreement shall survive the Close of Escrow for a period of one (1) year; covenants of the parties expressly stated to survive the Close of Escrow shall survive until the obligations in question are discharged. All other obligations of Seller or Buyer not expressly stated to survive the Close of Escrow or not stated in the exhibit documents to be delivered upon the Close of Escrow shall be deemed discharged upon the Close of Escrow and the recordation of the Grant Deed.

32.           Order of Reference.  The parties hereto agree that the State Courts located in Riverside County, California (“Court”) shall have exclusive jurisdiction over any action or proceeding brought to enforce or interpret any provision of this Agreement (“Action”), and the parties hereby consent to the exercise of personal jurisdiction over them by the Court for purposes of resolving the Action. Any party may file a complaint with the Court, and in no other court, and any party may give the other parties written notice of the notifying party’s intent to apply to the Court to appoint a referee pursuant to the provisions of California Code of Civil Procedure Section 638. Following the filing of the complaint and service of the summons, such Action shall be referred promptly by the Court (a) upon joint application of the parties, to a retired judge or justice from the Orange County panel members of JAMS (“JAMS”) stipulated by the parties within five (5) business days of the delivery of the notifying party’s notice described above; or (b) if the parties have not so stipulated, upon ex parte application of any party, to any retired judge or justice from such panel; to try all of the issues including all pre-trial and post-trial hearings, motions and matters of any kind whether of fact or of law and report a statement of decision thereon which shall stand as a decision of the Court. The referee shall have all the powers of a regular sitting Superior Court judge including without limitation the power to impose sanctions and to hold in contempt. Discovery shall be permitted in accordance with law and must be completed no later than ten (10) calendar days prior to the date first set for trial. A court reporter at the trial may be requested by any party. The trial must commence within one hundred twenty (120) calendar days of the date of appointment of the referee. Should JAMS, or a successor of JAMS, not be in existence at the time an Action arises, the parties agree to jointly select in good faith an alternate organization offering at that time services substantially similar to those now offered by JAMS and, when so selected, such alternate organization shall be substituted for JAMS wherever JAMS is referred to herein.

33.           Limitation of Liability of Seller.  Notwithstanding anything to the contrary contained in this Agreement, the covenants, undertakings and agreements herein made on the part of the Seller are made and intended not for the purpose of binding Seller personally or binding the general assets of the Seller, but are made and intended to bind only Seller’s interest in the Property, or an amount not greater than the proceeds of the sale of the Property. No personal liability shall at any time be asserted or enforceable against Seller (other than for a breach of Seller’s express representations contained herein) or Seller’s Related Parties, on account of this Agreement or on account of any covenant, undertaking or agreement contained in this Agreement.

34.           Governing Law. The parties expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.  In the event of any dispute between Seller and Buyer, the parties agree that Orange County, California shall be the venue for any mediation, arbitration or litigation between the parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement and Joint Escrow Instructions as of the date first above written.

SELLER:	SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company

By:	Shopoff Partners, L.P., a Delaware limited partnership, sole member

By:	Shopoff General Partner, LLC, a Delaware limited liability company, general partner

By:	Shopoff Properties Trust, Inc., a Maryland corporation, manager

By:	/s/ William A. Shopoff
William A. Shopoff,
President and CEO

BUYER:	CV COMMUNITIES, LLC, a Delaware limited liability company

By:	/s/ Mark Buckland
Mark Buckland, Authorized Representative

CV COMMUNITIES, LLC, a Delaware limited liability company

By:	/s/ August Belmont
August Belmont, Authorized Representative

ESCROW HOLDER APPROVES THE ESCROW PROVISIONS AND SPECIFIC INSTRUCTIONS TO ESCROW HOLDER SET FORTH IN THE FOREGOING AGREEMENT AND AGREES TO ACT IN ACCORDANCE THEREWITH.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Jeanne Gould	Date:	March ___, 2011
Jeanne Gould, Senior Escrow Officer

LIST OF EXHBITS

A           Legal description of Property

B           Form of Grant Deed

C           Form of Non-Foreign Status

D           General Assignment

EXHIBIT “A”

DESCRIPTION OF REAL PROPERTY

EXHIBIT “B”

FORM OF GRANT DEED

RECORDING REQUESTED BY:
First American Title Insurance Company

WHEN RECORDED RETURN TO:

MAIL TAX STATEMENTS TO:

GRANT DEED

The undersigned grantor declares:  Documentary transfer tax is shown on the accompanying statement and is not for public record.

FOR VALUE RECEIVED, the undersigned, SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company (“Grantor”), hereby grants to, CV COMMUNITIES, LLC, a Delaware limited liability company (“Grantee”), all that certain real property described on Exhibit “1” attached hereto and incorporated herein by reference, together with any and all improvements, easements, privileges and rights appurtenant thereto.

IN WITNESS WHEREOF, this Grant Deed has been executed as of April __, 2011.

GRANTOR:	SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company

By:	Shopoff Partners, L.P., a Delaware limited partnership, sole member

By:	Shopoff General Partner, LLC, a Delaware limited liability company, general partner

By:	Shopoff Properties Trust, Inc., a Maryland corporation, manager

By:
William A. Shopoff,
President and CEO

State of California
County of Orange

On April __, 2011 before me,___________________________________, personally appeared WILLIAM A. SHOPOFF, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

SEPARATE STATEMENT OF
DOCUMENTARY TRANSFER TAX

NOT TO BE RECORDED
County Recorder
Riverside County, California

Ladies/Gentlemen:

In accordance with Revenue and Taxation Code Section 11932, it is requested that this statement of documentary transfer tax due not be recorded with the attached Deed, but affixed to the Deed after recordation and before return, as directed on the Deed.

The Deed names the undersigned, SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company, as Grantor, and CV COMMUNITIES, LLC, a Delaware limited liability company, as Grantee. The real property being transferred is located in the County of Riverside, State of California.

The amount of documentary transfer tax due on the attached deed is _____________________________ and No/100 Dollars ($______.00), computed on the full value of the property.

Very truly yours,

SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company

By:	Shopoff Partners, L.P., a Delaware limited partnership, sole member

By:	Shopoff General Partner, LLC, a Delaware limited liability company, general partner

By:	Shopoff Properties Trust, Inc., a Maryland corporation, manager

By:
William A. Shopoff,
President and CEO

EXHIBIT “1”

LEGAL DESCRIPTION

EXHIBIT “C”

FORM OF CERTIFICATION OF NON-FOREIGN STATUS

NONFOREIGN TRANSFEROR DECLARATION

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform CV COMMUNITIES, LLC, a Delaware limited liability company (“Transferee”), the transferee of the real property described on Schedule “1” attached hereto and incorporated herein by this reference, that withholding of tax is not required upon the disposition of the above-referenced real property by SPT LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company (“Transferor”), the undersigned hereby declares the following on behalf of Transferor:

1.             I am the Manager of Transferor, and I have the authority to execute this declaration on behalf of Transferor.

2.             Transferor is not a foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

3.             Transferor’s U. S. employer identification number is __________.

4.             Transferor’s office address is c/o Shopoff Advisors, LP, 8951 Research Drive, Irvine, California 92618.

5.             Transferor understands that this declaration may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

I declare under penalty of perjury that I have examined this declaration, and to the best of my knowledge and belief it is true, correct and complete.

Executed this ____ day of April, 2011, at Irvine, California.

SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company

By:	Shopoff Partners, L.P., a Delaware limited partnership, sole member

By:	Shopoff General Partner, LLC, a Delaware limited liability company, general partner

By:	Shopoff Properties Trust, Inc., a Maryland corporation, manager

By:
William A. Shopoff,
President and CEO

EXHIBIT “D”

FORM OF GENERAL ASSIGNMENT

GENERAL ASSIGNMENT

This General Assignment (this “Assignment”) is executed as of April __, 2011, by SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company (“Assignor”), in favor of CV COMMUNITIES, LLC, a Delaware limited liability company (“Assignee”), with reference to the following:

RECITALS

A.           Concurrently herewith, Assignor is conveying to Assignee its interest in the real property located in Riverside County, California, more particularly described on Exhibit “1” attached hereto and by this reference made a part hereof (the “Property”), pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of March 1, 2011, by and between Assignor, as “Seller,” and Assignee, as “Buyer” (the “Sale Agreement”).

B.           To the extent Assignor owns and/or holds certain intangible property rights pertaining to the Property as more particularly described on Exhibit “2” attached hereto (the “Intangible Rights”), Assignor has agreed to assign the same to Assignee upon Assignee’s purchase of the Property, without warranty.

C.           This Assignment is executed to effectuate the transfer to Assignee of any and all of Assignor’s right, title and interest in and to the Intangible Rights.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby agrees as follows:

1.           Assignment. Assignor hereby assigns to Assignee, without representation, warranty or recourse, and Assignee hereby accepts on such basis, Assignor’s right, title and interest in and to the Intangible Rights, if any.

2.           Governing Law. This Assignment shall be construed under and enforced in accordance with the laws of the State of California.

3.           Further Assurances. Assignor agrees to execute and deliver to Assignee, upon demand, such further documents, instruments and conveyances, and shall take such further actions, as are necessary or desirable to effectuate this Assignment.

4.           Professional Fees; Order of Reference. Any action or proceeding brought to enforce or interpret any provision of this Assignment shall be governed by the terms of the Sale Agreement sections entitled “Professional Fees” and “Order of Reference” as if such sections were set forth in full herein.

5.           Successors and Assigns. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

6.           Counterparts. This Assignment may be signed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor has executed this Assignment as of the date first set forth above.

“ASSIGNOR”	SPT-LAKE ELSINORE HOLDING CO., LLC, a Delaware limited liability company

By:	Shopoff Partners, L.P., a Delaware limited partnership, sole member

By:	Shopoff General Partner, LLC, a Delaware limited liability company, general partner

By:	Shopoff Properties Trust, Inc., a Maryland corporation, manager

By:
William A. Shopoff,
President and CEO

EXHIBIT “1”

LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT “2”

DESCRIPTION OF INTANGIBLE RIGHTS

Intangible Rights shall mean the following:

a.           Any and all certificates, utility will-serve letters, permits, plans, name rights, applications, entitlements, development allocations and other records, documents, maps, and development rights for the Property.

b.           Any zoning, use, occupancy and operating permits, and all other permits, entitlements, licenses, approvals and certificates, but only to the extent the same directly affect the Property.

c.           All maps, plans, specifications, environmental studies, soils, geologic and seismic reports and studies, and related documents prepared in connection with the development, construction and operation of any and all improvements located on the Property.

d.           With respect to services and work product of consultants and design professionals (including without limitation civil engineers, soils engineers, hydrologists, geologists, geotechnical consultants, architects, land planning consultants and environmental consultants) (collectively, “Design Professionals”), all guarantees, indemnities, warranties provided by such Design Professionals, and any and all rights, claims and causes of action against such Design Professionals due to a substandard standard of care, negligence or negligent error or omission in their conduct rendering services to Assignor. The rights assigned in this paragraph are assigned only on a non-exclusive basis.